MASTER DISTRIBUTION AND INDIVIDUAL
SHAREHOLDER SERVICES PLAN

AMERICAN CENTURY ETF TRUST
(The “Issuer”)

Section 1.	Fees

a.
Fee. For purposes of paying costs and expenses incurred in providing the distribution services and/or individual shareholder services set forth in Sections 2 and 3 below, the series of the Issuer identified on SCHEDULE A (the “Series”) shall pay the investment adviser engaged by the Series (the “Advisor”), as paying agent for the Series, a fee not to exceed 25 basis points (0.25%) per annum of the average daily net assets of the shares of each Series (the “Fee”).

b.
Applicability to New Series. If the Issuer desires to add additional series to the Plan, whether currently-existing or created in the future (a “New Series”), and the Issuer’s Board of Trustees (the “Board”) has approved the Plan for such New Series in the manner set forth in Section 5 of this Plan, as well as by the then-sole shareholder of such New Series (if required by the Investment Company Act of 1940 (the “1940 Act”) or rules promulgated under the 1940 Act), this Plan may be amended to provide that such New Series will become subject to this Plan and will pay the Fee set forth in Section 1(a) above, unless the Issuer’s Board specifies otherwise. After the adoption of this Plan by the Board with respect to shares of the New Series, the term “Series” under this Plan shall thereafter be deemed to include such New Series.

c.	Calculation and Assessment. Fees under this Plan will be calculated and accrued daily by each Series and paid to the Advisor monthly or at such other intervals as the Issuer and Advisor may agree.

Section 2.	Distribution Services

The Advisor shall use the fee set forth in Section 1(a) of this Plan, to pay for services in connection with any activities undertaken or expenses incurred by the distributor of the Series’ shares (the “Distributor”) or its affiliates primarily intended to result in the sale and/or servicing of the Series, which services may include, but are not limited to, (A) payment of sales commissions, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell shares of the Series pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Series’ shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) preparation, printing and distribution of sales literature and advertising materials provided to the Series’ shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) provision of facilities to answer questions from prospective investors about Series shares; (H) complying with federal and state securities laws pertaining to the sale of Series shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) provision of other reasonable assistance in connection with the distribution of Series shares; (K) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and service activities as the Issuer determines may be paid for by the Issuer pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

Section 3.	Individual Shareholder Services

Advisor may engage third parties to provide individual shareholder services to the shareholders (“Individual Shareholder Services”). The amount set forth in Section 1(a) of this Plan may be paid to Advisor for expenses incurred by it as a result of these arrangements. Such Individual Shareholder Services and related expenses relate to activities for which service fees may be paid as contemplated by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), and may include, but are not limited to, (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (B) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Series; (C) proprietary research about investment choices and the market in general; (D) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; and (F) other individual services; provided that if FINRA determines that any of the foregoing activities are not permissible, any payment for such activities will automatically cease.

Section 4.    Effectiveness

This Plan has been approved by the vote of both (a) the Board and (b) a majority of those members are not “interested persons” as defined in the 1940 Act (the “Independent Members”), and initially became effective January 9, 2018.

Section 5.	Term

This Plan will continue in full force and effect for a period of one year from the date set forth in Section 4, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (a) the Board, and (b) the Independent Members.

Section 6.    Reporting Requirements

The Advisor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Advisor shall provide to the Board, and the Independent Members will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Advisor with respect to each Series and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 7.	Termination

This Plan may be terminated without penalty at any time with respect to shares of any Series by the vote of a majority of the Board, by the vote of a majority of the Independent Members, or by the vote of a majority of the outstanding shares of that Series. Termination of the Plan with respect to one Series will not affect the continued effectiveness of this Plan with respect to any other Series.

Section 8.	Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Series is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for in Section 5 hereof, and such amendment is further approved by a majority of the outstanding shares of the applicable Series, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof.

Section 9.    Recordkeeping

The Issuer will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Section 10.    Independent Members of the Board
So long as the Plan remains in effect, the selection and nomination of persons to serve as Independent Members on the Board shall be committed to the discretion of the Independent Members then in office. Notwithstanding the above, nothing herein shall prevent the participation of other persons in the selection and nomination process so long as a final decision on any such selection or nomination is within the discretion of, and approved by, the Independent Members so responsible.

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IN WITNESS WHEREOF, the Issuer has adopted this Plan as of January 9, 2018.

AMERICAN CENTURY ETF TRUST

By: /s/ Charles A. Etherington
Charles A. Etherington
Vice President

SCHEDULE A

Series of the Issuer

Series    Date Plan Effective
AMERICAN CENTURY ETF TRUST

➢	American Century STOXX® U.S. Quality Value ETF January 9, 2018

➢	American Century Diversified Corporate Bond ETF January 9, 2018

A-1